Filed under Rule 424(b)(3)
Registration No.: 333-152272

PROSPECTUS SUPPLEMENT NO. 2 DATED MAY 4, 2009
TO PROSPECTUS DATED AUGUST 12, 2008

Prospectus

China Pharma Holdings, Inc.

6,450,000 Shares of Common Stock

This Prospectus Supplement No. 2 supplements and amends the prospectus dated August 12, 2008, as supplemented and amended by Prospectus Supplement No. 1 dated March 23, 2009 which we refer to collectively as the Prospectus. This prospectus relates to the offer for sale of up to 6,450,00 0 shares of our common stock by certain existing holders of the securities, referred to as Selling Security Holders.

On April 30, 2009, we filed with the Securities and Exchange Commission our Current Report on Form 8-K in connection with the change of directors and officers. A copy of such Current Report on Form 8-K is attached to and constitutes an integral part of this Prospectus Supplement No. 2.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement No. 2. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

In reviewing the Prospectus and this Prospectus Supplement No.  2, you should carefully consider the risks under “Risk Factors” beginning on page 7 of the Prospectus, dated August 12, 2008, as updated by the risk factors discussed in Item 1A of Part I of the Form 10-K.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No.  2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No.  2 is May 4, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

April 30, 2009

China Pharma Holdings, Inc

------------------------------

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-29532	73-1564807
(Commission File Number)	(IRS Employer Identification Number)

2nd Floor, No. 17, Jinpan Road
Haikou, Hainan Province, China
(Address of Principal Executive Offices)

86-898-66811730
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections included in these forward-looking statements will come to pass. The Company's actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On April 28, 2009, China Pharma Holdings, Inc., a Delaware Corporation, (the “Company”) announced the resignation of Xinhua Wu as a member of the Company’s Board of Directors and Chief Financial Officer, effective on April 28, 2009. Mr. Wu, who had been a member of the Company’s Board of Directors and Chief Financial Officer since October 20, 2005, had no disagreement with the Company and a copy of his resignation letter is attached hereto as Exhibit 99.1 to this Report and incorporated by reference herein.

On April 28, 2009, the Board appointed Heung Mei TSUI as a member of the Board and appointed Frank Waung as the Chief Financial Officer of the Company.

Ms. TSUI is a self-employed businesswoman engaged in the international trading and strategic investment. She graduated from Hunan Financial & Economic College in 1982. Ms. TSUI had been a member of the Company’s Board from October 19, 2005 to February 1, 2008.

Mr. Waung worked for Hickey Freihofner Capital as an investment banker with China focus from 2008 till April 28, 2009. Mr. Waung worked for Dellacamera Capital Management as a special situation analyst in 2007. Mr. Waung acted as a senior market economist in Cowen & Co. from 2000 to 2003 and as a convertible security trader from 2003 to 2006. He worked for Credit Suisse First Boston as a quantitative marketer from 1994 to 1998.

2

Mr. Waung received his bachelor’s degree from University of California in 1988 and received his master’s degree in business administration from University of Pennsylvania in 1994.

ITEM 9.01             Financial Statements and Exhibits

(d) Exhibits

99.1   Resignation Letter dated April 28, 2009

             99.2    Press Release date April 30, 2009

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

China Pharma Holdings, Inc.
Date: April 30, 2009

/s/ Zhilin Li

Zhilin Li
President and CEO

Exhibit 99.1

RESIGNATION LETTER

Dear CPHI Board Members and Chairwoman Ms. Zhilin Li,

Due to my personal reasons, I can not continue to serve as the Director and CFO of CPHI, thereby I decided to resign as the Director and CFO of CPHI. Simultaneously, thereby I decided to resign as the Director and CFO of Hainan Helpson Medicine & Biotechnique Co. Ltd.

Sincerely yours,

Signature

April 28, 2009

Exhibit 99.2

China Pharma Holdings, Inc. Appoints Chief Financial Officer and Board Member

HAIKOU CITY, Hainan Province, China, April 30, 2009 – China Pharma Holdings, Inc. (“China Pharma”) (OTC BB: CPHI), which develops, manufactures, and markets specialty pharmaceutical products in China, today announced that it has appointed Mr. Frank Waung to Chief Financial Officer, and has nominated Ms. Heung Mei Tsui to the Board of Directors.

Mr. Frank Waung brings to China Pharma fifteen years of financial experience across multiple sectors of the U.S. capital market. Most recently, Frank was a Managing Director at the boutique investment-banking firm, Hickey Friehofner Capital. Prior to that, Frank was a special situation analyst at DellaCamera Capital Management. He also served as a senior economist and a convertible bond analyst at SG Cowen & Company. Fluent in Mandarin and English, Mr. Waung holds a Bachelor of Science degree from the University of California and an MBA from the Wharton School at the University of Pennsylvania.

Ms. Heung Mei Tsui is a self-employed businesswoman engaged in international trade and investments. She graduated from Hunan Financial & Economic College.

“We welcome Ms. Heung Mei Tsui to join the Board, and we look forward to her future contributions as we execute our growth plan,” stated Ms. Zhilin Li, president and CEO of China Pharma. “We also are pleased to welcome Mr. Frank Waung to our Company and we hope that his professional background and industry experience will add value to CPHI’s future endeavors.”

Separately, CPHI announced that Mr. Xihua Wu, who served as the CFO to Helpson (wholly owned by CPHI) since 1999, and CFO and a director to CPHI since 2005, has resigned as CFO and as director of the Board for personal reasons. Mr. Wu successfully led the Company's May 2005 reverse merger, as well as the funding raisings in 2005, 2007 and 2008.

''On behalf of the Board of Directors and China Pharma, I want to personally thank Mr. Wu for his tremendous contributions to the Company over the past decade,'' said Ms. Zhilin Li. ''As a key executive and leader, he made many contributions that built CPHI from a start-up enterprise to the strong company that we are today. We all wish him well.''

About China Pharma Holdings, Inc.

China Pharma Holdings, Inc. is a specialty pharmaceutical company with rapidly growing profit that develops, manufactures, and markets treatments for a wide range of high incidence and high mortality conditions in China, including cardiovascular, CNS, infectious, and digestive diseases. The Company's cost-effective, high margin business model is driven by market demand and supported by a scalable GMP-certified manufacturing infrastructure. In addition, the Company has a broad and expanding distribution network across 30 provinces, municipalities and autonomous regions. The Company is registered in Delaware, USA. Hainan Helpson Medicine & Bio-pharmaceutical Co., Ltd (Helpson), located in Haikou City, Hainan Province, China, is a wholly owned subsidiary of China Pharma Holdings, Inc. For more information about China Pharma Holdings, Inc., please visit http://www.chinapharmaholdings.com

Safe Harbor Statement:

Certain statements in this press release and oral statements made by China Pharma on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, downturns in the Chinese economy, uncompetitive levels of research and development, failure to obtain regulatory approvals, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

Contact:

China Pharma Holdings, Inc.
Diana Huang, +86-898-6681-1730

hps@chinapharmaholdings.com